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                                                                    EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the reference to our firm under the caption 'Experts' in the Post-Effective Amendment No. 3 to the Registration Statement (Form S-3, No. 33-52383) and the Post Effective Amendment No. 4 to the Registration Statement (Form S-3, No. 33-58348), and the related Prospectuses of Jefferson Smurfit Corporation (U.S.), for the registration of $300 million aggregate principal amount of 11 1/4% Series A Senior Notes due 2004, $100 million aggregate principal amount of 10 3/4% Series B Senior Notes due 2002, and $500 million aggregate principal amount of 9 3/4% 1993 Senior Notes due 2003, all of which are unconditionally guaranteed on a senior basis by JSCE, Inc., and to the incorporation by reference therein of our report dated January 22, 1997 with respect to the consolidated financial statements and schedule of JSCE, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 1996.



ERNST & YOUNG LLP



St. Louis, Missouri
April 10, 1997


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